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Exhibit 10.2

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this “Amendment”) is effective as of June 30, 2014 and amends that certain EMPLOYMENT AGREEMENT by and between Swisher Hygiene, Inc., a Delaware corporation (the “Company”) and Thomas Byrne (“Executive”) entered into as of October 16, 2013.

WHEREAS, Company and Executive entered into the Employment Agreement on October 16, 2013, Exhibit A to which set forth certain bonus opportunities pursuant to which Executive could earn a First and Second Bonus as defined in such Exhibit; and

WHEREAS, Company and Executive mutually wish to amend Exhibit A to the Employment Agreement, as more fully set forth herein, to reflect changes to the circumstances surrounding the bonus opportunities.

NOW THEREFORE, in consideration of the foregoing premises and the agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Deletion of Exhibit A. Exhibit A, as attached to the Employment Agreement is hereby deleted in its entirety, and replaced as follows:

2.	New Exhibit A. The parties agree that effective upon execution of this Amendment by both parties, Exhibit A shall now read as follows:

EXHIBIT A

Executive has assisted the Company in connection with the sale of a portion of the Company’s linen business.  In recognition thereof, the Company shall award Executive a bonus (the “First Bonus”) of $150,000.00 effective June 30, 2014, to be paid to Executive at the time of the Company’s first payroll immediately following June 30, 2014.

Executive and Company have decided that Executive’s employment shall terminate at the close of business, June 30, 2014, and thereafter Executive shall be entitled to receive the Severance Amount through September 30, 2015.  In addition, Executive shall be entitled to receive a second bonus (the “Second Bonus”) in the amount of $150,000.00 on the earlier of the closing on the sale of Company assets related to discontinued operations, so long as the proceeds from such sale exceed $6,200,000.00, or September 30, 2015.  For the sake of clarity, the Company shall be under no obligation to classify any business assets as discontinued operations or to sell any such assets so classified, and if it chooses not to, the Second Bonus shall not be payable until September 30, 2015.  During the period Executive is receiving Severance, it is anticipated that he will remain accessible to provide assistance or advice from time to time as requested by the Company’s Chairman or Chief Executive Officer, so long as such assistance or advice does not interfere with Executive’s other business activities.

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3.
 No Other Changes.  Except as set forth in this Amendment, the Employment Agreement as originally executed shall remain in full force and effect.  In the event of conflict between this Amendment and the Employment Agreement, the terms of this Amendment shall govern.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

COMPANY:

SWISHER HYGIENE, INC., a Delaware corporation

By: /s/ Richard L. Handley___________________
Richard L. Handley, Chairman

EXECUTIVE:

/s/ Thomas Byrne__________________________
Thomas Byrne

July 14, 2014